Exhibit 99.4

Unaudited Pro Forma Condensed Consolidated Financial Data

The following unaudited pro forma condensed consolidated financial data consists of an unaudited pro forma condensed consolidated balance sheet as of September 30, 2004 and unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2003 and for the nine months ended September 30, 2004. The pro forma statements reflect the effects of our July 30, 2004 acquisition of J & F Steel, the effects of our issuance of $175.0 million of 3.50% Convertible Senior Notes due 2024 in November 2004, the effects of our issuance of $150 million of 8 1/4% Senior Notes due 2011 in December 2004 and the effects of our pending acquisition of Integris. We invested approximately $45.5 million, including acquisition costs and an estimated post-closing adjustment totaling $3.9 million, for 100% of the equity interests in J & F Steel, LLC. In addition, we assumed $13.5 million of debt as part of the J & F Steel acquisition. Total consideration is subject to change based on the final determination of the post-closing adjustment. We will pay approximately $410.0 million in cash for 100% of the equity interests in Integris plus the assumption of Integris’ debt of approximately $250.0 million as of October 1, 2004. The acquisition of Integris may result in additional pro forma adjustments as further information becomes available.

We have derived our historical consolidated financial data for the year ended December 31, 2003 from our audited consolidated financial statements included herein. We have derived our historical consolidated financial data as of and for the nine months ended September 30, 2004 from our unaudited condensed consolidated financial statements included herein.

We have derived the historical financial data for J & F Steel for the year ended December 31, 2003 from the audited financial statements of J & F Steel, included in our Current Report on Form 8-K/A filed on October 6, 2004. The historical financial data included in the nine months ended September 30, 2004 pro forma consolidated statement of operations for J & F Steel reflects the operations of J & F Steel for the seven months ended July 30, 2004 up to the date of our acquisition. This data was derived from the unaudited financial statements of J & F Steel for the six months ended June 30, 2004, included in the Company’s Current Report on Form 8-K/A filed on October 6, 2004 and from the unaudited financial statements of J & F Steel for the month of July 2004 not included herein.

We have derived the historical consolidated financial data of Integris for the year ended January 2, 2004 from the audited consolidated financial statements of Integris attached to this Form 8-K as Exhibit 99.1, and the historical financial data of Integris as of and for the nine-months ended October 1, 2004 from the unaudited consolidated financial statements of Integris attached to this Form 8-K as Exhibit 99.1.

The unaudited pro forma condensed consolidated balance sheet gives effect to our issuance of $175.0 million of 3.50% Convertible Senior Notes due 2024 in November 2004 and our issuance of $150 million of Senior Notes due 2011 in December 2004 as if they had occurred on September 30, 2004. The unaudited pro forma as adjusted condensed consolidated balance sheet gives effect to our issuance of $175.0 million of 3.50% Convertible Senior Notes due 2024, our issuance of $150 million of Senior Notes due 2011 and the Proposed Integris Transactions as if they had occurred on September 30, 2004.

The unaudited pro forma condensed consolidated statements of operations reflect the J & F Steel acquisition, our issuance of $175.0 million of Convertible Senior Notes due 2024 in November 2004 and our issuance of $150 million of Senior Notes due 2011 as if they had occurred on January 1, 2003. The unaudited pro forma as adjusted condensed consolidated statements of operations reflect the J & F Steel acquisition, our issuance of $175.0 million of Convertible Senior Notes due 2024 in November 2004, our issuance of $150 million of Senior Notes due 2011 and the Proposed Integris Transactions as if they had occurred on January 1, 2003.

Management believes that, on the basis set forth herein, the pro forma statements reflect a reasonable estimate of the effects of the Integris and J & F Steel acquisitions, our issuance of $175.0 million of 3.50% Convertible Senior Notes due 2024 in November 2004 and our issuance of $150 million of Senior Notes due 2011 in December 2004 on our historical financial position and results of operations based on currently available information. The acquisitions are accounted for under the purchase method of accounting. The allocation of purchase price is based upon the estimated fair value of assets acquired and liabilities assumed. Certain of the purchase price allocations reflected in the unaudited pro forma financial statements are preliminary and may be different from the final allocation of the purchase price and any such differences may be material. The unaudited pro forma financial data is presented for informational purposes only and does not purport to represent what our financial position or results of operations would have been had the Integris and J & F Steel acquisitions, our issuance of $175.0 million of 3.50% Convertible Senior Notes due 2024 in November 2004 and our issuance of $150 million of Senior Notes due 2011 in fact occurred on the dates assumed or that may result from future operations. The unaudited pro forma financial data should be read in conjunction with our consolidated financial statements and the Integris and J & F Steel financial statements and related notes thereto.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2004

(in thousands)	The Company	Debt offerings pro forma adjustments (A)		Pro forma	Integris (B)	Integris pro forma adjustments (A)		Pro forma as adjusted
Assets
Current assets
Cash and cash equivalents	$28,646	$316,100	(1),(2)	$28,646	$4,225	$—		$32,871
		(316,100	)(1),(2)
Restricted cash	886	—		886	—	—		886
Receivables less allowances	487,775	—		487,775	258,989	—		746,764
Inventories	555,287	—		555,287	369,710	14,311	(3)	939,308
Prepaid expenses and other current assets	—	—		—	14,920	—		14,920

Total current assets	1,072,594	—		1,072,594	647,844	14,311		1,734,749
Investments and advances	15,666	—		15,666	—	—		15,666
Property, plant & equipment, net	237,644	—		237,644	155,105	—	(5)	392,749
Goodwill, net	—	—		—	40,609	56,669	(3)	97,278
Intangible pension asset	10,171	—		10,171	3,754	(3,754	)(6)	10,171
Other intangible assets, net	—	—		—	2,284	—	(7)	2,284
Other assets	9,567	8,900	(1),(2)	18,467	1,615	7,893	(4)(6)	27,975
Deferred income taxes	128,889	—		128,889	5,850	12,108	(3)	146,847

Total assets	$1,474,531	$8,900		$1,483,431	$857,061	$87,227		$2,427,719

Liabilities & stockholders’ equity
Current liabilities
Accounts payable	$284,101	$—		$284,101	$101,503	$—		$385,604
Non-trade payable—related parties	—	—		—	3,997	—		3,997
Salaries, wages & commissions	29,436	—		29,436	—	13,747	(8)	43,183
Other accrued liabilities	33,434	—		33,434	34,091	(8,747	)(3)(8)	58,778
Deferred income taxes	10,800	—		10,800	14,138	3,724	(3)	28,662

Total current liabilities	357,771	—		357,771	153,729	8,724		520,224
Long-Term debt	441,230	325,000	(1),(2)	450,130	247,320	420,000	(4)	1,117,450
	—	(316,100	)(1),(2)
Deferred employee benefits	242,646	—		242,646	80,804	30,270	(3)	353,720
Other liabilities	—	—		—	3,441	—		3,441

Total liabilities	1,041,647	8,900		1,050,547	485,294	458,994		1,994,835

Stockholders’ equity
Preferred stock	80	—		80	—	—		80
Common stock	50,556	—		50,556	—	—		50,556
Capital in excess of par value	857,550	—		857,550	317,616	(317,616	)(9)	857,550
Retained earnings (deficit)	367,485	—		367,485	47,059	(47,059	)(9)	367,485
Treasury stock	(746,182)	—		(746,182)	—	—		(746,182)
Accumulated other comprehensive income (loss)	(96,515)	—		(96,515)	7,092	(7,092	)(9)	(96,515)
Restricted stock awards	(90)	—		(90)	—	—		(90)

Total stockholders’ equity	432,884	—		432,884	371,767	(371,767)		432,884

Total liabilities & stockholders’ equity	$1,474,531	$8,900		$1,483,431	$857,061	$87,227		$2,427,719

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year ended December 31, 2003

(in thousands, except per share amounts)	The Company	J&F (C)	J&F pro forma adjustments (E)		Debt offerings pro forma adjustments (E)		Pro forma	Integris (D)	Integris pro forma adjustments (E)		Pro forma as adjusted
Net sales	$2,189,435	$157,579	$—		$—		$2,347,014	$1,494,088	$—		$3,841,102
Cost of materials sold	1,766,771	150,404	23	(1)	—		1,917,198	1,248,911	11,983	(8)(9)	3,178,092

Gross profit	422,664	7,175	(23)		—		429,816	245,177	(11,983)		663,010
Warehousing and delivery	226,429	4,784	—		—		231,213	—	96,641	(9)	327,854
Selling, general and administrative	187,467	11,073	—		—		198,540	217,619	(108,589	)(9)(10)(11)	307,570
Restructuring and plant closure costs	6,213	—	—		—		6,213	1,123	—		7,336
Write-off of goodwill and certain other assets	—	5,136	—		—		5,136	—	—		5,136
Impairment of long-lived assets	—	389	—		—		389	—	—		389
Gain on sale of assets	—	(157)	—		—		(157)	—	—		(157)

Operating profit (loss)	2,555	(14,050)	(23)		—		(11,518)	26,435	(35)		14,882
Other revenue and expense, net	166	3	—		—		169	51	—		220
Interest and other expense on debt	(18,815)	(1,237)	(1,639	)(2)	(7,731	)(4),(6)	(29,422)	(10,340)	(17,320	)(12)	(57,082)

Income (loss) before income taxes	(16,094)	(15,284)	(1,662)		(7,731)		(40,771)	16,146	(17,355)		(41,980)
Provision (benefit) for income taxes	(2,011)	(4,152)	(451	)(3)	(3,015	)(5),(7)	(9,629)	5,219	(5,610	)(13)	(10,020)

Income (loss) from continuing operations	$(14,083)	$(11,132)	$(1,211)		$(4,716)		$(31,142)	$10,927	$(11,745)		$(31,960)

Income (loss) from continuing operations per share of common stock
Basic income (loss) per share from continuing operations	$(0.58)						$(1.25)				$(1.29)

Diluted income (loss) per share from continuing operations	$(0.58)						$(1.25)				$(1.29)

Average shares of common stock outstanding
Basic	24,822						24,822				24,822
Diluted	24,822						24,822				24,822

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Nine Months ended September 30, 2004

(in thousands, except per share amounts)	The Company	J&F (C)	J&F pro forma adjustments (E)		Debt offerings pro forma adjustments (E)		Pro forma	Integris (D)	Integris pro forma adjustments (E)		Pro forma as adjusted
Net sales	$2,398,276	$103,375	$—		$—		$2,501,651	$1,491,480	$—		$3,993,131
Cost of materials sold	1,961,539	89,611	14	(1)	—		2,051,164	1,213,968	8,871	(8)(9)	3,274,003

Gross profit	436,737	13,764	(14)		—		450,487	277,512	(8,871)		719,128
Warehousing and delivery	183,553	2,417	—		—		185,970	—	79,114	(9)	265,084
Selling, general and administrative	161,870	5,586	—		—		167,456	194,320	(88,936	)(9)(10)(11)	272,840
Restructuring and plant closure costs	3,553	—	—		—		3,553	1,642	—		5,195
Gain on sale of assets	(4,645)	(2,449)	—		—		(7,094)	—	—		(7,094)

Operating profit (loss)	92,406	8,210	(14)		—		100,602	81,550	951		183,103
Other revenue and expense, net	98	—	—		—		98	(1,192)	—		(1,094)
Interest and other expense on debt	(16,034)	(520)	(982	)(2)	(5,561	)(4),(6)	(23,097)	(7,649)	(13,680	)(12)	(44,426)

Income (loss) before income taxes	76,470	7,690	(996)		(5,561)		77,603	72,709	(12,729)		137,583
Provision (benefit) for income taxes	29,288	3,124	(405	)(3)	(2,141	)(5),(7)	29,866	26,220	(4,590	)(13)	51,496

Income (loss) from continuing operations	$47,182	$4,566	$(591)		$(3,420)		$47,737	$46,489	$(8,139)		$86,087

Income from continuing operations per share of common stock
Basic income per share from continuing operations	$1.89						$1.92				$3.46

Diluted income per share from continuing operations	$1.83						$1.86				$3.35

Average shares of common stock outstanding
Basic	24,902						24,902				24,902
Diluted	25,694						25,694				25,694

Notes to Unaudited Pro Forma Condensed

Consolidated Financial Statements

The following adjustments have been reflected in the unaudited pro forma condensed consolidated balance sheet as of September 30, 2004:

A.	To reflect the following adjustments for the impact of the issuance of the $175 million of 3.50% Convertible Senior Notes due 2024:

(1)	To reflect an increase in cash, unamortized bond issuance costs and the incremental borrowing from the issuance of the 3.50% Convertible Senior Notes due 2024 and the use of the net proceeds to pay down existing revolving credit facility debt. The notes bear interest payable semi-annually on May 1 and November 1. The notes are convertible into shares of our common stock under certain circumstances. If the notes are converted, we will deliver to the holder cash equal to the lesser of the principal amount of the notes converted and our total conversion obligation, as defined, and shares of common stock in respect to the remainder, if any, of our conversion obligation.

Certain of the convertible notes conversion rights and the registration rights qualify as embedded derivatives subject to separate accounting under SFAS 133. Under SFAS 133, these derivatives are required to be separately valued and recorded as an asset or liability at their fair value. Changes in fair value will be recorded in earnings. We will obtain a third-party valuation of the rights and will reflect these amounts in our consolidated financial statements, if significant. The pro forma balance sheet does not reflect adjustments to separately value and record these rights.

The notes are classified as long-term debt in the pro forma balance sheet. If any conversion contingency conditions are satisfied in the future, or if the holders of the notes elect to require us to repurchase the notes for cash on either the applicable repurchase dates or upon a fundamental change, we would be required to reclassify the notes from long-term debt to current, and related debt issuance costs would be written off.

To reflect the following adjustment for the impact of the issuance of the $150 million of 8 1/4% Senior Notes due 2011:

(2)	To reflect an increase in cash, unamortized bond issuance costs and the incremental borrowing from the issuance of the senior notes and the use of the net proceeds to pay down existing senior secured revolving credit facility debt. The notes bear interest at 8 1/4% payable semi-annually. One of the optional redemption provisions of the notes qualifies as an embedded derivative subject to separate accounting under SFAS 133. Under SFAS 133, this derivative is required to be separately valued and recorded as an asset or liability at its fair value. Changes in fair value will be recorded in earnings. We will obtain a third-party valuation of the derivative upon completion of the notes offering and will reflect this amount in our consolidated financial statements, if significant. The pro forma balance sheet does not reflect an adjustment to separately value and record this derivative.

To reflect the following adjustments for the impact of the acquisition of Integris:

(3)	To adjust identifiable assets and liabilities to estimated fair value. Finished goods inventory has been increased to market value. Deferred employee benefits has been adjusted to reflect the estimated net unfunded pension and postretirement obligations of Integris. Other accrued liabilities has been adjusted to reflect an estimated $5.0 million in anticipated change-in-control payments to be made to certain Integris employees upon closing. Deferred tax adjustments reflect the impact of the differences between book and tax treatment for purchase accounting adjustments related to inventory, deferred employee benefits, and accrued change-in-control costs at the Company’s assumed deferred effective tax rate.

Goodwill represents the excess of the purchase price over the allocated fair value of Integris’ net assets and is presented as a net adjustment to existing Integris goodwill to arrive at a pro forma Integris goodwill balance. Goodwill will not be amortized, but will be evaluated periodically for impairment.

If completed, we anticipate integrating Integris’ operations and facilities with our own subsequent to the close of the acquisition. The pro forma adjustments do not reflect asset write-offs or severance and exit cost liabilities that may be recorded upon finalization of any integration plans. To the extent we record the effects of such actions within purchase accounting, the resulting Integris acquisition goodwill will increase.

(4)	To reflect increased borrowing and debt issuance costs related to the purchase of Integris as follows;

i.	Borrowings of $420.0 million under an amended, five year, $1.1 billion senior secured credit facility to be entered into with a syndicated bank group. Borrowings under the facility are reflected as long-term debt in the condensed consolidated pro forma balance sheet.

ii.	Costs for a new senior secured bridge loan facility to fund a portion of the cash purchase price for the Integris acquisition. As a result of this note offering, we will not borrow any amounts under the new bridge loan facility and it will expire.

Note that the fair value of Integris debt assumed is estimated to be the carrying value due to the revolving nature of the borrowings.

(5)	The fair value of property, plant and equipment is subject to revision upon completion of an appraisal of fair value. The book value stated reflects the effects of push-down purchase accounting recorded in 2000 and 2001 at Integris’ predecessor companies. An increase of 5 percent in the fair value of property, plant and equipment would increase pro forma depreciation expense by approximately $587,000 and $782,000 in the nine months ended September 30, 2004 and in the year 2003, respectively;

(6)	To eliminate assets not acquired and liabilities not assumed as part of the acquisition, which includes $2.1 million in unamortized Integris deferred debt issuance costs;

(7)	The fair value of intangible assets is subject to revision upon completion of an appraisal of fair value. We do not expect the effect of such appraisal to be significant;

(8)	To reclass balances to conform to our presentation; and

(9)	To eliminate historical owners’ equity in Integris.

B.	To reflect the historical balance sheet of Integris.

The preliminary allocation of the purchase price to the acquired assets and assumed liabilities of Integris follow. The final allocation may change upon completion of the valuation. The following table summarizes the actual preliminary allocation of the Integris purchase price as of September 30, 2004:

Integris
Current assets	$662,000,000
Property and equipment	155,000,000
Other assets	20,000,000
Goodwill	97,000,000

Total assets	934,000,000
Current liabilities	162,000,000
Long-term liabilities	362,000,000

Total liabilities	524,000,000
Purchase price	$410,000,000

The following adjustments have been reflected in the unaudited pro forma condensed consolidated statements of operations:

C.	To reflect the pre-acquisition results of operations of J & F Steel for the periods presented. J & F Steel’s statements of operations for the periods presented include restructuring activities associated with the closure of a facility prior to acquisition of J & F Steel by us. Items related to the restructuring include $5,136,000 impairment of goodwill for the year ended December 31, 2003 and a $2,449,000 gain on the sale of assets in the nine months ended September 30, 2004.

D.	To reflect the results of operations of Integris for the periods presented. Integris’ statements of operations for the periods presented include restructuring activities associated with employee reductions, changes to certain distribution operations and other merger-related costs in connection with the integration of business processes and systems, which totaled $1,642,000 and $1,123,000 in the nine months ended September 30, 2004 and in the year 2003, respectively.

E.	To reflect the following adjustments for the impact of the acquisition of J & F Steel:

(1)	To adjust depreciation expense to reflect the estimated fair value of property, plant and equipment at the date of acquisition;

(2)	Estimated increase in interest expense related to increased borrowing to finance the acquisition. An increase of 0.125 percent in the interest rate would have increased interest expense by $86,000 and $114,000 in the nine months ended September 30, 2004 and in the year 2003, respectively; and

(3)	Estimated effect on income tax expense (benefit) resulting from above adjustments assuming our on-going effective tax rates.

To reflect the following adjustments for the impact of the issuance of $175 million of 3.50% Convertible Senior Notes due 2024:

(4)	Estimated increase in interest expense, including amortization of the issuance cost of the convertible notes; and

(5)	Estimated effect on income tax expense (benefit) resulting from above adjustment assuming our on-going effective tax rates.

To reflect the following adjustments for the impact of the issuance of the $150 million of 8 1/4% Senior Notes due 2011:

(6)	Estimated increase in interest expense, including amortization of the issuance cost of the senior notes; and

(7)	Estimated effect on income tax expense (benefit) resulting from above adjustment assuming our on-going effective tax rates.

To reflect the following adjustments for the impact of the acquisition of Integris:

(8)	The fair value of property, plant and equipment is subject to revision upon completion of an appraisal of fair value. The book value stated reflects the effects of push-down purchase accounting recorded in 2000 and 2001 at Integris’ predecessor companies. An increase of 5 percent in the fair value of property, plant and equipment would have increased depreciation expense by approximately $586,000 and $782,000 in the nine months ended September 30, 2004 and in the year 2003, respectively;

(9)	To reclassify balances to conform to our presentation;

(10)	The fair value of intangible assets is subject to revision upon completion of an appraisal of fair value. We do not expect the effect of such appraisal to be significant;

(11)	To adjust post-retirement benefit expense to reflect the estimated fair value of deferred employee benefits at the date of acquisition;

(12)	Estimated increase in interest expense related to increased borrowing under the revolving credit facilities to finance the acquisition and additional amortization of deferred debt issuance costs under the revolving credit facilities and the bridge loan facility. An increase of 0.125 percent in the interest rate would have increased interest expense by $394,000 and $525,000 in the nine months ended September 30, 2004 and in the year 2003, respectively. The pro forma interest expense assumes that the parties to our new revolving credit agreement will be the same as the parties to our existing revolving credit agreement; and

(13)	Estimated effect on income tax expense (benefit) resulting from above adjustments assuming our on-going effective tax rates.